Exhibit 10.1

Named Executive Officer Compensation

Table 1 below sets forth the base salaries of the company’s Named Executive Officers for 2005, as approved by the Compensation Committee of the Board of Directors of Intel Corporation on February 2, 2005. The Named Executive Officers were determined in reference to the company’s fiscal year ended December 25, 2004. Each of the Named Executive Officers’ employment with Intel is on an at-will basis.

Table 1

Name and Position[1]	Base Salary[2] ($)
Craig R. Barrett Chief Executive Officer	610,000
Paul S. Otellini President and Chief Operating Officer	1/1/05-5/31/05 6/1/05-12/31/05	550,000 650,000
Andy D. Bryant Chief Financial and Enterprise Services Officer	330,000
Sean M. Maloney Executive Vice President General Manager, Mobility Group	270,000
Arvind Sodhani Senior Vice President and President, Intel Capital	225,000

Each of the Named Executive Officers participates in the Executive Officer Incentive Plan (“EOIP”), which is described more fully in the company’s 2005 Proxy Statement. Awards under the EOIP are determined by multiplying the officer’s individual incentive baseline amount by Intel’s earnings per share for the year (as adjusted by the Compensation Committee) and by a performance factor established by the Compensation Committee. Individual awards under the EOIP are capped at $5,000,000 and the Compensation Committee has the discretion to reduce (but not increase) the award. The actual payouts under the EOIP, which will be based on the company’s fiscal 2005 results, will not be determined until early 2006.

[1]	Effective May 18, 2005, Dr. Barrett will become Chairman of the Board and Mr. Otellini will become Chief Executive Officer.
[2]	Except as otherwise indicated base salary is effective from January 1, 2005.

Each of the Named Executive Officers also participates in the company’s semiannual cash award program in which they will receive 0.55 day of pay (calculated based on eligible earnings for the six-month period, including one-half of incentive baseline amounts as applicable) for every two percentage points of corporate pretax margin (pretax profit as a percentage of revenue), or a total payment based on 4% of net income, whichever is greater. Payouts under this program are made in the first and third quarters of the year based on corporate performance for the preceding two quarters. The plan also has a provision for rewarding employees with an additional day of pay for each six-month period if Intel achieves its customer satisfaction goals for the performance period.

The Named Executive Officers are also eligible to receive stock options under the Intel Corporation 2004 Equity Incentive Plan. The 2005 stock option awards to the Named Executive Officers have been disclosed on individual Forms 4 filed with the U.S. Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended. In addition, each of the Named Executive Officers is eligible to receive company contributions to his accounts in the company’s tax-qualified and non-qualified capital accumulation/retirement plans. Company contributions to these plans are discretionary and may vary with the company’s financial performance, particularly revenue and income. Since the amount of the company contribution to the tax-qualified plan is limited by U.S. tax law, the excess, if any, is allocated to the individual’s account in the non-qualified plan. The amount of the 2005 company contribution to these plans will be determined in early 2006 based on the company’s performance for fiscal 2005.